Exhibit 10.1

EXECUTION VERSION

RECEIVABLES SALE AGREEMENT

Dated as of October 2, 2023

among

THE ORIGINATORS FROM TIME TO TIME PARTY HERETO,

and

JARDEN RECEIVABLES, LLC,

as Buyer

TABLE OF CONTENTS

		Page

	ARTICLE I AMOUNTS AND TERMS OF PURCHASES

SECTION 1.1	[Reserved]	2
SECTION 1.2	Purchases of Receivables	2
SECTION 1.3	Purchases	2
SECTION 1.4	Payment for the Purchases	3
SECTION 1.5	Deemed Collections; Purchase Price Credit Adjustments	4
SECTION 1.6	Payments and Computations, Etc.	5
SECTION 1.7	License of Software; Records	5
SECTION 1.8	Characterization	5

	ARTICLE II REPRESENTATIONS AND WARRANTIES

SECTION 2.1	Representations and Warranties of Originators	6

	ARTICLE III CONDITIONS OF CONVEYANCE

SECTION 3.1	Conditions Precedent to Initial Conveyance	11
SECTION 3.2	Conditions Precedent to Subsequent Conveyances	12

	ARTICLE IV COVENANTS

SECTION 4.1	Covenants of Originators	12

	ARTICLE V TERMINATION EVENTS

SECTION 5.1	Termination Events	18
SECTION 5.2	Remedies	19

	ARTICLE VI INDEMNIFICATION

SECTION 6.1	Indemnities by Originators	19
SECTION 6.2	Taxes	22

	ARTICLE VII JOINDER OF ADDITIONAL ORIGINATORS

SECTION 7.1	Addition of New Originators	23
SECTION 7.2	Documentation	23

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TABLE OF CONTENTS

(continued)

EXHIBITS AND SCHEDULES

Exhibit I	—	Definitions
Exhibit II	—	Jurisdictions of Organization; Chief Executive Offices; Principal Places of Business; Locations of Records; Federal Employer Identification Numbers
Exhibit III	—	Form of Joinder Agreement
Exhibit IV		Form of Subordinated Note
Schedule A	—	List of Documents to Be Delivered to Buyer Prior to Becoming an Originator
Schedule B	—	Notice Addresses

-ii-

RECEIVABLES SALE AGREEMENT

THIS RECEIVABLES SALE AGREEMENT, dated as of October 2, 2023 (this “Agreement”), is by and among

(1)

Each of the entities identified on Exhibit II hereto (each, together with any Subsidiary of Newell becoming a party hereto by executing a Joinder Agreement (as hereinafter defined), herein referred to collectively as the “Originators” and each individually an “Originator”); and

(2)	Jarden Receivables, LLC, a Delaware limited liability company (“Buyer”).

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto (or, if not defined in Exhibit I hereto, the meanings assigned to such terms in the Receivables Purchase Agreement, dated as of October 2, 2023 (as the same may from time to time hereafter be amended, amended and restated, supplemented, restated or otherwise modified, the “Receivables Purchase Agreement”) among Buyer, as Seller, Newell Brands Inc. (“Newell”), as Servicer, the Persons from time to time party thereto as Purchasers and as Group Agents and Royal Bank of Canada, as Administrative Agent (the “Administrative Agent”).

PRELIMINARY STATEMENTS

WHEREAS, each of the Originators now owns, and from time to time hereafter will own, Receivables. Each of the Originators wishes to sell and assign to Buyer, and Buyer wishes to purchase from such Originator, all of such Originator’s right, title and interest in and to such Receivables, together with the Related Security and Collections with respect thereto.

WHEREAS, each of the Originators and Buyer intend the transactions contemplated hereby to be true sales or absolute assignments of the Receivables from such Originator to Buyer, providing Buyer with the full benefits of ownership of the Receivables, and neither the Originators nor Buyer intend these transactions to be, or for any purpose to be characterized as, pledges to secure loans from Buyer to any Originator.

WHEREAS, Buyer plans to finance its acquisitions of Receivables hereunder by selling and/or pledging such Receivables pursuant to the Receivables Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF PURCHASES

SECTION 1.1 [Reserved].

SECTION 1.2 Purchases of Receivables. Effective on the date hereof, in consideration for the Purchase Price, in the case of purchases hereunder, and upon the terms and subject to the conditions set forth herein, each Originator, severally and for itself, does hereby sell, assign, transfer, set-over and otherwise convey to Buyer, without recourse (except to the extent expressly provided herein), and Buyer does hereby purchase, as applicable, from such Originator, all of such Originator’s right, title and interest in and to all Receivables of such Originator existing as of the close of business on the Business Day immediately prior to the date hereof (including all Receivables of such Originator reconveyed to such Originator on the date hereof pursuant to the Termination Agreement) and all Receivables of such Originator thereafter arising (or with respect to any Originator (if any) that first becomes a party hereto after the date hereof, all Receivables of such Originator existing from and after the Applicable Cutoff Date) through and including the Termination Date, together, in each case, with all Related Security relating thereto and all Collections thereof.

In accordance with the preceding sentence, on the date hereof (or with respect to any Originator (if any) that first becomes a party hereto after the date hereof, the date such Originator becomes a party hereto), each Originator shall sell and assign to Buyer, and Buyer shall acquire all of each Originators’ right, title and interest in and to all Receivables of such Originator existing as of the close of business on the Business Day immediately prior to the date hereof (including all Receivables of such Originator reconveyed to such Originator on the date hereof pursuant to the Termination Agreement) (or with respect to any Originator (if any) that first becomes a party hereto after the date hereof, all Receivables of such Originator existing as of the Applicable Cutoff Date) together with all Related Security and Collections related thereto. On each Business Day after the date hereof (or with respect to any Originator (if any) that first becomes a party hereto after the date hereof, the date such Originator becomes a party hereto), each Originator shall sell, and Buyer shall acquire all of such Originator’s right, title and interest in and to all Receivables of such Originator originated on the date hereof (or with respect to any Originator (if any) that first becomes a party hereto after the date hereof, all Receivables of such Originator arising on the date such Originator becomes a party hereto) and thereafter originated through and including the Termination Date, together with all Related Security relating thereto and all Collections thereof. Buyer shall be obligated to pay the Purchase Price for the Receivables purchased from each Originator hereunder in accordance with Section 1.4.

SECTION 1.3 Purchases. (a) In connection with the payment of the Purchase Price for any Receivables purchased hereunder, Buyer may request that the applicable Originator deliver, and such Originator shall deliver, such approvals, opinions, information, reports or documents as Buyer may reasonably request.

(b) It is the intention of the parties hereto that each Purchase of Receivables made hereunder shall constitute a sale or absolute assignment, which conveyance is absolute and irrevocable and provides Buyer with the full benefits of ownership of the Receivables. Except for the Purchase Price Credits owed by any Originator pursuant to Section 1.5, each sale of Receivables hereunder is made without recourse to any Originator; provided, however, that (i) each Originator shall be liable to Buyer for all representations, warranties, covenants and indemnities made by such Originator pursuant to the terms of the Transaction Documents to which such Originator is a party, and (ii) no such sale shall constitute or is intended to result in an assumption by Buyer or any assignee thereof of any obligation of any Originator or any other Person arising in connection with the Receivables, the related Contracts and/or other Related Security or any other obligations of any Originator. In view of the intention of the parties hereto that each Purchase of Receivables made hereunder shall constitute a sale or absolute assignment of such Receivables rather than pledges to secure loans, each of the Originators agrees that on or prior to the date on which it became or hereafter becomes a party to this Agreement and in accordance with Section 4.1(e), it will mark its master data processing records relating to the Receivables originated by such Originator with an indication acceptable to Buyer and to the Administrative Agent (as Buyer’s assignee) evidencing that Buyer has acquired such Receivables as provided in this Agreement and to note in its financial statements that its Receivables have been sold to Buyer. Upon the request of Buyer or the Administrative Agent (as Buyer’s assignee), each Originator will execute (if required) and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Buyer’s ownership interest in the Receivables and the Related Security and Collections with respect thereto, or as Buyer or the Administrative Agent (as Buyer’s assignee) may reasonably request.

SECTION 1.4 Payment for the Purchases. (a) The Receivables of each Originator in existence on the close of business on the Business Day immediately preceding the date hereof (including all Receivables of such Originator reconveyed to such Originator on the date hereof pursuant to the Termination Agreement) (the “Initial Cutoff Date”) are hereby sold and assigned to Buyer by such Originator on the date hereof. Each Receivable of each Originator coming into existence after the Initial Cutoff Date, shall be sold to Buyer on the Business Day occurring immediately after the day such Receivable is originated, and the Purchase Price for such Receivable shall be due and owing in full by Buyer to such Originator or its designee on such Business Day (provided, that Buyer may, with respect to any such Purchase Price, offset against such Purchase Price any amounts owed by such Originator to Buyer hereunder and which have become due but remain unpaid) and shall be paid to such Originator in the manner provided in the following paragraphs (b), (c), and (d).

(b) With respect to any Receivables sold by any Originator hereunder after the date hereof, on the first Business Day after such Receivable is originated, such Receivable shall be sold to Buyer, and on such date of Purchase, Buyer shall pay the Purchase Price therefor to such Originator in accordance with Section 1.4(d) and in any combination of the following:

(i) by delivery of immediately available funds, to the extent of funds available to Buyer under the Receivables Purchase Agreement or other cash on hand; and

(ii) by delivery of the proceeds of a Subordinated Loan, in an amount not to exceed the least of (A) the portion of such Purchase Price not paid pursuant to clause (i) of this Section 1.4(b), (B) the Maximum Subordinated Loan Balance and (C) the maximum Subordinated Loans that could be borrowed without there occurring a Subordinated Borrowing Base Deficiency.

Subject to the limitations set forth in Section 1.4(b)(ii), each Originator irrevocably agrees to advance each Subordinated Loan requested by Buyer on or prior to the Termination Date. The Subordinated Loans shall be evidenced by, and shall be payable in accordance with the terms and provisions of the Subordinated Note and shall be payable solely from funds which Buyer is not required under the Receivables Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the Purchasers. Each Originator is hereby authorized by Buyer to endorse on the schedule attached to the Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto; provided, that the failure to make such notation shall not affect any obligation of Buyer thereunder. Each Originator acknowledges that it has received a copy of the Subordinated Note and so long as it is a holder of such Subordinated Note, agrees to be bound by, and to comply with, all the terms of the Subordinated Note, including, without limitation, the subordination provisions therein.

(c) From and after the Termination Date, no Originator shall be obligated to (but each Originator may, at its option) sell Receivables to Buyer unless such Originator reasonably determines that the Purchase Price therefor will be satisfied with funds available to Buyer under the Receivables Purchase Agreement, Collections, proceeds of Subordinated Loans, other cash on hand or otherwise.

(d) Although the Purchase Price for each Purchased Receivable shall be due and payable in full by Buyer to such Originator on the date specified in Section 1.4(a), settlement of the Purchase Price between Buyer and each Originator shall be effected on a monthly basis on each Settlement Date with respect to all Receivables sold by such Originator during the Monthly Period immediately preceding such Settlement Date and based on the information contained in the Information Package delivered by the Servicer pursuant to Section 8.02(a) of the Receivables Purchase Agreement for the Monthly Period then most recently ended.

(e) At all times prior to the Termination Date, notwithstanding any delay in the making of any payment of the Purchase Price in respect of any Purchase, all right, title and interest of each Originator in and to each Receivable originated by it shall be sold, assigned and otherwise transferred to Buyer effective immediately and automatically upon the creation of such Receivable, without any further action of any type or kind being required on the part of any Person. The monthly settlement contemplated in this Section 1.4 has been devised solely for the administrative convenience of the parties hereto. Buyer and each Originator may at any time, as may be agreed between themselves, elect to effect settlement on a more (but not less) frequent basis.

SECTION 1.5 Deemed Collections; Purchase Price Credit Adjustments. If, on any day, (a) the Outstanding Balance of a Purchased Receivable is reduced or cancelled as a result of (i) any Dilution Factor or (ii) a contractually obligated credit associated with volume rebates or co-op advertising customer programs accruals; or (b) any of the representations and warranties set forth in Article II are not true with respect to any Receivable on the date of its Purchase hereunder, then, in such event, Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) towards the Purchase Price otherwise payable to such Originator hereunder in an amount equal to the amount of such reduction or cancellation in the case of clause (a) or the Outstanding Balance of such Receivable in the case of clause (b). If such Purchase Price Credit exceeds the Purchase Price for the Receivables sold by any Originator on or prior to such day, then such Originator shall pay the remaining amount of such Purchase Price Credit in cash within five (5) Business Days thereafter; provided, that so long as (x) no Event of Termination or Unmatured Event of Termination shall have occurred and be continuing and (y) the Termination Date has not occurred, such Originator shall be allowed to deduct the remaining amount of such Purchase Price Credit from any Indebtedness owed to it under its Subordinated Note.

SECTION 1.6 Payments and Computations, Etc. All amounts to be paid or deposited by Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of the applicable Originator designated from time to time by such Originator or as otherwise directed by such Originator. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, the Default Fee until paid in full; provided, however, that such fee shall not at any time exceed the maximum rate permitted by applicable law. All computations of fees payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

SECTION 1.7 License of Software; Records. (a) In connection with the Purchases of Receivables hereunder, each Originator hereby sells, transfers, assigns and otherwise conveys to Buyer all of such Originator’s right and title to and interest in the Records relating to all Receivables sold by it hereunder, without the need for further documentation in connection with the Purchases. To the extent that any software used by any Originator to account for the Receivables originated by it is non-transferable, such Originator hereby grants to Buyer, the Administrative Agent and Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all such software used by such Originator to account for such Receivables, to the extent necessary to administer such Receivables, whether such software is owned by such Originator or is owned by others and used by such Originator under license agreements with respect thereto, provided that should the consent of any licensor of such software be required for the grant of the license described herein, to be effective, the applicable Originator hereby agrees that upon the request of Buyer (or its assigns), such Originator will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable until the later to occur of (i) indefeasible payment in full of the Seller Obligations, and (ii) the date on which each of this Agreement and the Receivables Purchase Agreement terminates in accordance with its terms.

(b) Each Originator (i) shall take such action reasonably requested by Buyer and/or the Administrative Agent (as the ultimate assignee), from time to time hereafter, that may be necessary or appropriate to ensure that Buyer under the Receivables Purchase Agreement has an enforceable ownership interest in the records included in the Records relating to the Receivables acquired from such Originator hereunder, and (ii) shall use its reasonable efforts to ensure that Buyer, the Administrative Agent and Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for such Receivables and/or to recreate such Records.

SECTION 1.8 Characterization. If, notwithstanding the intention of the parties expressed in Section 1.3(b), any sale by any Originator of Receivables hereunder shall be characterized as a secured loan and not as a sale, or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law, and each of the Originators and Buyer represents and warrants as to itself that each remittance of Collections by any Originator to Buyer under this Agreement is (i)

in payment of a debt incurred by the applicable Originator in the ordinary course of business or financial affairs of such Originator and Buyer and (ii) made in the ordinary course of business or financial affairs of such Originator and Buyer. For this purpose and without being in derogation of the parties’ intention that each transfer of Receivables by an Originator hereunder shall constitute a true sale thereof, each Originator hereby grants to Buyer a valid and continuing security interest in all of such Originator’s right, title and interest, whether now owned or hereafter acquired, in, to and under all Receivables of such Originator which are now existing or hereafter arising (including, without limitation, all Receivables of such Originator that arise after the Termination Date) and are intended to be sold by such Originator to Buyer in accordance with the terms of this Agreement, all Collections and Related Security with respect thereto, each Lock-Box and Collection Account and, all other rights and payments relating to such Receivables and all proceeds of the foregoing, and all other assets in which Buyer has acquired, may hereafter acquire and/or purports pursuant to the terms and provisions of this Agreement to have acquired an interest under this Agreement to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Purchase Price of the Receivables purchased from such Originator together with all other obligations of such Originator hereunder (including (a) the obligation to remit all Collections with respect to such Receivables to Buyer and (b) the obligation to transfer such Receivables to Buyer with a value at least equal to the Receivables, Collections thereon and the Related Security with respect thereto), which security interest shall be prior to all other Adverse Claims thereto. Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative. Each Originator hereby authorizes Buyer (and any of its assigns), within the meaning of Section 9-509 of any applicable enactment of the UCC, as secured party, to file the UCC financing statements contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.1 Representations and Warranties of Originators. Each of the Originators hereby represents and warrants to Buyer on the Closing Date and on each Purchase Date thereafter as to such Originator and the Receivables originated by it that:

(a) Existence and Power. Such Originator (i) is a corporation, limited liability company or limited partnership, as listed on Exhibit II under the name of such Originator, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable; (ii) has all requisite corporate, limited liability company or partnership power, as applicable, and has all governmental licenses, authorizations, consents and approvals, necessary to own its property and carry on its business as now being conducted, except, solely in the case of this clause (ii), to the extent that the failure to have any such license, authorization, consent or approval could not reasonably be expected to have a Material Adverse Effect; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except, solely in the case of this clause (iii), where failure so to qualify could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization, Execution and Delivery. Such Originator has all necessary corporate, limited liability company or partnership power, as applicable, and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery by such Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, on the part of such Originator; and this Agreement and each other Transaction Document to which such Originator is a party has been duly and validly executed and delivered by such Originator.

(c) No Conflict. None of the execution and delivery by such Originator of this Agreement and each other Transaction Document to which it is a party, nor the performance of its obligations hereunder and thereunder will conflict with or result in a breach of, or a default under, or require any consent under, (i) its organizational documents, (ii) any Applicable Law, except to the extent that such violation or contravention could not reasonably be expected to have a Material Adverse Effect, (iii) any other agreement or instrument to which it is a party or by which it or any of its property is bound or subject, except, solely in the case of this clause (iii), to the extent that such violation or contravention could not reasonably be expected to have a Material Adverse Effect, or (iv) any order, writ, judgment, injunction or decree of any court or governmental authority or agency binding on or affecting it or its property except, solely in the case of this clause (iv), to the extent that such violation, breach, default or contravention could not reasonably be expected to have a Material Adverse Effect, and will not result in or require the creation or imposition of any Adverse Claim (other than Permitted Adverse Claims) upon any of the Receivables or Related Security; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law other than compliance, if required, with any notice requirements which are satisfied prior to the Closing Date.

(d) Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorizations, approvals or consents of, and no notices to, or filings or registrations with, any Governmental Authority or regulatory authority or agency (other than informational filings) are necessary for the execution and delivery by such Originator of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder or for the validity or enforceability hereof or thereof.

(e) Actions, Suits. There are not, in any court or before any arbitrator of any kind or before or by any Governmental Authority, any actions, suits or proceedings pending or, to such Originator’s knowledge, threatened in writing against or affecting such Originator or any of its businesses or properties except for actions, suits or proceedings which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and such Originator is not in default with respect to any order of any court, arbitrator or Governmental Authority, except defaults which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(f) Binding Effect. This Agreement and each other Transaction Document to which such Originator is a party constitute the legal, valid and binding obligations of such Originator enforceable against such Originator in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. All written information, exhibits and reports (other than projections) furnished by such Originator or any of its Affiliates to Buyer (or its assigns) in connection with the negotiation of, or compliance with, this Agreement or any of the other Transaction Documents, taken as a whole, is and will be true and accurate in all material respects on the date such information is furnished or certified (unless such information, exhibit or report refers to an earlier date, in which case such information, exhibit or report shall be true and correct in all material respects on and as of such earlier date) and when taken as a whole does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, taken as a whole with all other written information provided by such Originator or any of its Affiliates, not misleading as of such date.

(h) Use of Proceeds. Such Originator is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

(i) Perfection Representations.

(i) This Agreement creates a valid and continuing ownership interest in such Originator’s right, title and interest in, to and under the Receivables which (A) ownership interest has been perfected and is enforceable against creditors of and purchasers from such Originator and (B) will be free of all Adverse Claims (other than Permitted Adverse Claims) in such Receivables.

(ii) The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii) Prior to the sale of the Receivables hereunder, such Originator owns and has good and marketable title to such Receivables free and clear of any Adverse Claim (other than Permitted Adverse Claims) of any Person. After giving effect to the sale of the Receivables hereunder, Buyer (or its assigns) owns the Receivables free and clear of any Adverse Claim (other than Permitted Adverse Claims) of any Person.

(iv) All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale of the Receivables and Related Security (solely to the extent perfection may be achieved by filing a financing statement under the UCC) from each Originator to Buyer.

(v) Other than the security interest granted to the Buyer pursuant to this Agreement, such Originator has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables except as permitted by this Agreement and the other Transaction Documents. Such Originator has not authorized the filing of and is not aware of any financing statements filed against such Originator that include a description of collateral covering the Receivables other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. The Originator is not aware of any material judgment lien, ERISA lien or lien for unpaid taxes against the Originator.

(vi) Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 2.1(i) shall be continuing and remain in full force and effect until the Final Payout Date.

(j) Jurisdiction of Organization; Places of Business, and Locations of Records. The jurisdiction of organization of such Originator is listed on Exhibit II under the name of such Originator. The principal places of business and chief executive office of such Originator and the offices where it keeps all of its records are located at the address(es) listed on Exhibit II under the name of such Originator or such other locations of which Buyer has been notified in accordance with Section 4.1(n) or in jurisdictions where all action required by Section 4.1(n) and Section 8.3(a) has been taken and completed and such Originator’s Federal Employer Identification Number and State Organizational Identification Number (if any) are correctly set forth on Exhibit II. Except as noted on Exhibit II, such Originator has not, within a period of one year prior to the Closing Date, (i) changed the location of its principal place of business or chief executive office or its organizational structure, (ii) changed its legal name, (iii) changed its “location” (within the meaning of Section 9-307 of the UCC as in effect in all applicable jurisdictions), or (iv) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC as in effect in all applicable jurisdictions) with respect to a currently effective security agreement previously entered into by any other Person. Such Originator has not changed its jurisdiction of organization. Such Originator is a “registered organization” (within the meaning of Section 9-102 of the UCC as in effect in all applicable jurisdictions).

(k) Material Adverse Effect. There has been no Material Adverse Effect since the last day of Newell’s fiscal year as to which financial statements have most recently been delivered under the Receivables Purchase Agreement.

(l) Ownership of Buyer. Newell owns, directly or indirectly, 100% of the issued and outstanding Equity Interests of Buyer, free and clear of any Adverse Claim. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire Equity Interests of Buyer.

(m) Investment Company Act. Such Originator is not, and after giving effect to the transactions contemplated hereby, will not be required to register as, an “investment company” within the meaning of the Investment Company Act.

(n) Compliance with Applicable Law. Such Originator has complied in all respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of its businesses or the ownership of its property, except for any failure to comply with any of the foregoing that could not reasonably be expected to have a Material Adverse Effect. Each Receivable of such Originator, together with the Contract related thereto, does not contravene in any respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices or privacy), and no part of such Contract is in violation in any respect of any such law, rule or regulation, except for any such contravention or violation that could not reasonably be expected to have a Material Adverse Effect.

(o) Compliance with Credit and Collection Policy. Such Originator has complied in all material respects with the applicable Credit and Collection Policy with regard to each Receivable of such Originator and the related Contract and has not made any change to such Credit and Collection Policy, except as permitted under Section 8.01(s) of the Receivables Purchase Agreement.

(p) Payments to Originators. With respect to each Receivable transferred by such Originator to Buyer hereunder, Buyer has given reasonably equivalent value to the related Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by such Originator of any Receivable hereunder is or may be voidable under any section of the Bankruptcy Code.

(q) Enforceability of Contracts. As of the Purchase Date of each Receivable originated by such Originator, each Contract with respect to such Receivable of such Originator is, on such date, effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of such Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(r) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivable on any date is an Eligible Receivable on such date.

(s) Sanctions and other Anti-Terrorism Laws. (a) None of such Originator, any Subsidiary of such Originator or, to the knowledge of such Originator or such Subsidiary of such Originator, any of their respective directors, officers, employees or Affiliates, or any agent of such Originator or any Subsidiary of such Originator that will act in any capacity in connection with or benefit from the Transaction Documents, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) directly, or indirectly through any third party, engages in any transactions or other dealings with any Sanctioned Person or Sanctioned Country that are prohibited by any Laws of the United States or Laws of other applicable jurisdictions relating to economic sanctions and other Anti-Terrorism Laws; and (b) no Receivables are Embargoed Property.

(t) Accounting. Such Originator shall treat the transactions contemplated by this Agreement as a sale, for all purposes, including, without limitation, accounting purposes, and such Originator agrees that (i) appropriate notations shall be made in any consolidated financial statements (or in the accompanying notes) of Newell to indicate that Buyer is a separate legal entity from Newell and such Originator and to indicate that Buyer’s assets and credit are not available to satisfy the debts and obligations of Newell or such Originator and (ii) Buyer’s assets shall be listed separately on any balance sheet of Newell prepared on a standalone basis.

(u) Identification of Receivables. Such Originator identifies the Receivables sold (or purported to be sold) by such Originator to Buyer hereunder and which are included in the Net Receivables Balance on its books and records (including any accounting system).

(v) ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would not reasonably be expected to result in a Material Adverse Effect.

(w) Anti-Corruption Laws. Such Originator has (a) conducts its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such laws.

(x) Transaction Information. Such Originator has not delivered, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.

(y) Opinions. The facts regarding the Seller, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the bankruptcy opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(z) Solvency. Such Originator (i) is not “insolvent” (as such term is defined in the Bankruptcy Code), (ii) is able to pay its debts as they become due and (iii) does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it reasonably expects to engage.

ARTICLE III

CONDITIONS OF CONVEYANCE

SECTION 3.1 Conditions Precedent to Initial Conveyance. The initial conveyance of Receivables from the Originators to Buyer under this Agreement is subject to the conditions precedent that all of the conditions in Section 6.01 of Receivables Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof.

SECTION 3.2 Conditions Precedent to Subsequent Conveyances. From and after the Closing Date, any conveyance of Receivables from the Originators to Buyer shall be subject to the further conditions precedent that: (a) the Termination Date shall not have occurred under the Receivables Purchase Agreement; and (b) on the date such Receivable came into existence, the following statements shall be true (and acceptance of the proceeds of any payment for such Receivable shall be deemed a representation and warranty by such Originator that such statements are then true):

(i) the representations and warranties of such Originator set forth in Article II are true and correct in all material respects (except that the materiality standard in this clause (i) shall not apply to any such representation or warranty that is qualified by a materiality standard by its terms) on and as of the date such Receivable came into existence as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct on and as of such earlier date; and

(ii) no event has occurred and is continuing that will constitute a Termination Event or a Potential Termination Event.

Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Receivable (whether by payment of cash, by offset of amounts owed to Buyer or through an increase in the amounts outstanding under the Subordinated Note), title to such Receivable and the Related Security and Collections with respect thereto shall vest in Buyer, whether or not the conditions precedent to Buyer’s obligation to pay for such Receivable were in fact satisfied. The failure of any Originator to satisfy any of the foregoing conditions precedent, however, shall give rise to a right of Buyer to rescind the related Purchase and direct such Originator to pay to Buyer an amount equal to the Purchase Price payment that shall have been made with respect to any Receivables related thereto.

ARTICLE IV

COVENANTS

SECTION 4.1 Covenants of Originators. Until the date on which this Agreement terminates in accordance with its terms each Originator hereby covenants as set forth below:

(a) Financial Reporting. Such Originator will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to Buyer (or its assigns):

(i) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to any Credit and Collection Policy, a copy of such Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables, requesting Buyer’s and Administrative Agent’s consent thereto; and

(ii) Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the condition or operations, financial or otherwise, of such Originator as Buyer (or its assigns) may from time to time reasonably request in order to protect the interests of Buyer (and its assigns) under of as contemplated by this Agreement.

(b) Notices. Such Originator will provide Buyer and each Group Agent written notice of any of the following events within the time period specified below or if no time is specified promptly (but in no event later than three (3) Business Days after) following an Authorized Officer knowledge, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Events of Termination or Unmatured Events of Termination. Within two (2) Business Days after an Authorized Officer obtaining actual knowledge thereof, the occurrence of each Termination Event and Potential Termination Event, accompanied by a statement of an Authorized Officer of such Originator setting forth the details of such Termination Event or Potential Termination Event.

(ii) Judgment and Proceedings. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to any Transaction Party, which with respect to any Person other than the Buyer, could reasonably be expected to have a Material Adverse Effect and any material adverse development in any litigation, arbitration proceeding, investigation or governmental proceeding previously disclosed pursuant to this clause (ii).

(iii) Material Adverse Effect. Within two (2) Business Days after an Authorized Officer obtaining actual knowledge thereof, the occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

(iv) Termination Date. Within two (2) Business Days after an Authorized Officer obtaining actual knowledge thereof, the occurrence of the Termination Date hereunder.

(v) Downgrade of Originator. Within three (3) Business Days after an Authorized Officer obtaining actual knowledge thereof, any downgrade in the rating of any Indebtedness of Newell by S&P or Moody’s, setting forth the Indebtedness affected and the nature of such change.

(c) Compliance with Laws and Preservation of Existence. (i) Such Originator will comply with the requirements of all applicable laws, rules, regulations and governmental approvals, and all orders, writs, injunctions and decrees of any court or governmental authority or agency, if failure to comply with such requirements could reasonably be expected to have a Material Adverse Effect.

(ii) Such Originator (A) will preserve and maintain its corporate, limited liability company or partnership existence, rights, franchises and privileges in the jurisdiction of its incorporation or formation, as applicable (other than as a result of a Permitted Disposition), and (B) will qualify and remain qualified in good standing as a foreign corporation, limited liability company or limited partnership, as applicable, in each jurisdiction where its business is conducted, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(iii) Such Originator will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by such Originator, its Subsidiaries (if any) and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(d) Audits. Such Originator will furnish to Buyer (or its assigns) from time to time such information with respect to it and the Pool Receivables as Buyer (or its assigns) may reasonably request; provided that this clause (d) shall not obligate any Transaction Party to deliver Information Packages and Weekly Reports more frequently than as set forth in the Receivables Purchase Agreement. Such Originator will, from time to time during regular business hours as requested by such Buyer (or its assigns) upon reasonable notice and at the sole cost of such Originator, permit such Buyer (or its assigns), or their respective agents or representatives, (i) to examine and make copies of and abstracts from all records in the possession or under the control of such Originator relating to the Pool Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Originator’s financial condition or the Pool Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the Authorized Officer of such Originator having knowledge of such matters (the activities referred to in the preceding clauses (i) and (ii), collectively, an “Audit”); provided, that the Group Agents shall use commercially reasonable efforts to coordinate the timing of Audits of the Group Agents. Notwithstanding the foregoing, unless an Event of Termination shall have occurred and be continuing or a Level 3 Ratings Period shall be in effect, such Originator shall not be responsible for the costs of more than one Audit performed during any consecutive 12-month period unless the Group Agents are unable to complete audits in respect of all of the applicable Originators during a single Audit, in which event, such Originator shall be responsible for the cost of two Audits during such 12-month period; provided, that such Originator shall be responsible for the costs of additional Audits if the results of any such Audit shall be unsatisfactory or incomplete in the reasonable judgment of the Group Agents. Such Originator hereby agrees to enter into negotiations to amend the Transaction Documents from time to time as may be reasonably requested in good faith by the Administrative Agent, on behalf of the Purchasers, to address issues raised by the results of Audits or other inspections that may be performed on such Originator, the Servicer and the Buyer in accordance with the terms of the Transaction Documents. However, this agreement to enter into negotiations is not intended to and does not create any binding agreement.

(e) Keeping and Marking of Records and Books. Such Originator will on or prior to the Closing Date, mark its master data processing records and other books and records relating to the Pool Receivables with a legend, acceptable to the Buyer (or its assigns), describing the interests of the Administrative Agent, the Secured Parties and the Buyer therein.

(f) Compliance with Contracts and Credit and Collection Policy. Such Originator will timely (i) fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables of such Originator, and (ii) comply in all material respects with the applicable Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

(g) Reserved.

(h) Ownership. Such Originator will take all necessary action to (i) vest legal and equitable title to the Pool Receivables, the Sold Assets and the Seller Collateral purchased hereunder irrevocably in Buyer, free and clear of any Adverse Claims (other than Permitted Adverse Claims) (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s interest in such Pool Receivables, Sold Assets and Seller Collateral and such other action to perfect, protect or more fully evidence the interest of Buyer as Buyer (or its assigns) may reasonably request) and (ii) establish and maintain, in favor of the Buyer, a valid and perfected first priority security interest in all Pool Receivables, Sold Assets, and Seller Collateral to the full extent contemplated herein, free and clear of any Adverse Claims (other than Permitted Adverse Claims) (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (for the benefit of the Secured Parties) interest in such Pool Receivables, Sold Assets, and Seller Collateral and such other action to perfect, protect or more fully evidence the interest of the Buyer as the Buyer may reasonably request).

(i) The Administrative Agent’s and the Secured Parties’ Reliance. Such Originator acknowledges that the Administrative Agent and the Purchasers are entering into the transactions contemplated by the Receivables Purchase Agreement in reliance upon Buyer’s identity as a legal entity that is separate from the Originators and any Affiliates thereof (other than for applicable tax purposes). Therefore, from and after the date of execution and delivery of this Agreement, such Originator will take all reasonable steps, including, without limitation, all steps that Buyer or any assignee of Buyer may from time to time reasonably request which are necessary to maintain Buyer’s identity as a separate legal entity and to make it apparent to third Persons that the Buyer is an entity with assets and liabilities distinct from those of the Performance Guarantor, the Originators, the Servicer and any other Person, and is not a division of the Performance Guarantor, the Originators, the Servicer, its Affiliates or any other Person (other than for applicable tax purposes). Without limiting the generality of the foregoing, and in addition to the other covenants set forth herein, such Originator will not hold itself out to third parties as liable for the debts of Buyer nor purport to own the Pool Receivables and other assets acquired by Buyer. Notwithstanding the foregoing, nothing in this Section 4.1(i) shall preclude Buyer from being a disregarded entity within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes.

(j) Collections. Such Originator will instruct all Obligors to remit all Collections directly to a Lock-Box or a Collection Account. Such Originator will cause (1) all items from all Lock-Boxes to be processed and deposited to a Collection Account in accordance with Section 8.01(j) and 8.02(g) of the Receivables Purchase Agreement, (2) all amounts deposited into any Collection Account to be identified as either Collections or non-Collections and all non-Collections, if any, to be identified in accordance with Section 8.01(j) and 8.02(g) of the Receivables Purchase Agreement.

(k) Taxes. Such Originator will file all tax returns and reports required by law to be filed by it and will promptly pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its property, except any such tax returns or taxes, assessments, charges or levies (i) that are being diligently contested in good faith by appropriate proceedings or (ii) the non-payment or non-filing of which could not reasonably be expected to have a Material Adverse Effect. Such Originator will pay when due any taxes payable in connection with the Pool Receivables of such Originator, exclusive of taxes on or measured by income or gross receipts of Buyer or its assigns; provided however that, for avoidance of doubt, such Originator shall not be responsible for any such taxes payable by an assign of Buyer that are Excluded Taxes.

(l) Insurance. Such Originator will maintain with responsible insurance companies or through Newell’s program of self-insurance, insurance against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by any applicable law, rule or regulation, any governmental approval, or any order, writ, injunction or decree of any court or Governmental Authority.

(m) Identification of Receivables. Such Originator shall at all times identify receivables sold (or purported to be sold) to Buyer hereunder on its books and records (including its accounting system).

(n) Name and Jurisdiction Change, Offices and Records. Such Originator will not change its name, jurisdiction of organization, identity or corporate structure (within the meaning of Sections 9-503 and/or 9-507 of the UCC of all applicable jurisdictions), become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC of all applicable jurisdictions) with respect to a currently effective security agreement previously entered into by any other Person, change its “location” (within the meaning of Section 9-307 of the UCC of all applicable jurisdictions) or relocate its chief executive office, principal place of business or any office where records are kept unless it shall have: (i) given Buyer (or its assigns) at least fifteen (15) days’ prior written notice thereof and (ii) delivered to Buyer (or its assigns) all financing statements, instruments and other documents requested by Buyer (or its assigns) in connection with such change, event or relocation.

(o) Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 9.03(c) of the Receivables Purchase Agreement, such Originator will not add or terminate any bank as a Collection Account Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless Buyer (or its assigns) shall have received, at least ten (10) days before the proposed effective date thereof, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Account Bank or a Collection Account or Lock-Box, an executed Account Agreement and Lock-Box Transfer Notice, as applicable with respect to the new Collection Account or Lock-Box; provided, however, that such Originator may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account or Lock-Box.

(p) Modifications to Contracts and Credit and Collection Policy. Except in accordance with the Receivables Purchase Agreement, such Originator will not make any change to any Credit and Collection Policy that could materially and adversely affect the collectability of the Pool Receivables or decrease in any material respect the credit quality of any newly created Pool Receivables. Except as provided in Section 9.02 of the Receivables Purchase Agreement, such Originator will not extend, amend or otherwise modify the terms of any Pool Receivable or any Contract related thereto other than in accordance with the applicable Credit and Collection Policy.

(q) Sales, Liens. Such Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim (other than Permitted Adverse Claims) upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or upon or with respect to any Contract under which any Pool Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto, and such Originator will defend the right, title and interest of Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under such Originator.

(r) Collections. Such Originator will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Collection Account cash or cash proceeds other than Collections, except as set forth in Section 8.01(x) or Section 8.02(p) of the Receivables Purchase Agreement.

Except as provided in the Receivables Purchase Agreement, such Originator will not deposit or otherwise credit, or cause or permit to be so deposited or credited, any Collections or proceeds thereof to any Lock-Box or to any other account from and after the Post-Closing Date not covered by an Account Control Agreement.

(s) Sanctions and other Anti-Terrorism Laws. Such Originator hereby covenants and agrees that until the Termination Date, such Originator will not, and will not permit any of its Subsidiaries to: (a) become a Sanctioned Person or allow its employees, officers, directors, affiliates, consultants, brokers, and agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or indirectly through a third party, engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Country in each case in violation of any Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws, including any use of the proceeds of the facilities to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Country in violation of any Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws; (c) repay the funding, financing or facilitating any activities, business or transaction of or with funds derived from any unlawful activity; (d) engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Country prohibited by any Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws; or (e) cause the Buyer, any Purchaser, Administrative Agent to violate any sanctions administered by OFAC.

(t) Anti-Corruption Laws. Such Originator hereby covenants and agrees that until the Termination Date, such Originator will not, and will not permit any its Subsidiaries to directly or indirectly, use the Purchase Price or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which such Originator conducts business.

ARTICLE V

TERMINATION EVENTS

SECTION 5.1 Termination Events. The occurrence of any one or more of the following events shall constitute a Termination Event:

(a) Any Originator shall fail to make any payment or deposit required hereunder when due and such failure shall continue unremedied for one (1) Business Day;

(b) Any Originator shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in Section 5.1(a)) or any other Transaction Document to which it is a party and such failure shall continue unremedied for thirty days after the earlier of (A) an Authorized Officer of such Originator obtaining actual knowledge thereof or (B) Buyer (or its assigns) delivers written notice thereof;

(c) Any representation, warranty, certification or statement made by any Originator in this Agreement, any other Transaction Document or in any other document, report or information delivered pursuant hereto or thereto shall have been false or incorrect in any material respect on the date as of which made or deemed made (or, in the case of any representation, warranty, certification or statement that by its terms refers to an earlier date, shall have been false or incorrect in any material respect on and as of such earlier date) (except that the materiality standard in this clause (c) shall not apply to any such representation or warranty that is expressly qualified by a materiality standard or contains any carve-out or exception based on a Material Adverse Effect by its express terms) unless such representation or warranty relates solely to one or more specific Pool Receivables and a Purchase Price Credit has been given for a reduction of the Purchase Price, the outstanding balance of the applicable Subordinated Note has been reduced or the applicable Originator has made a cash payment to the Buyer, in any case, as required pursuant to Section 1.5;

(d) Any Originator shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating greater than $150,000,000; or any event specified in any note, agreement, indenture or other document evidencing or relating to any Indebtedness aggregating greater than $150,000,000 shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity or to permit termination of the commitment to lend pursuant to any such instrument or agreement;

(e) An Event of Bankruptcy shall occur in respect of any Originator;

(f) A Change of Control shall occur; or

(g) One or more final judgments for the payment of money shall be entered against any Originator in an amount in excess of $150,000,000 (excluding amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor), individually or in the aggregate, and in each case, such judgment shall continue unsatisfied or unstayed and in effect for sixty (60) days.

SECTION 5.2 Remedies. Upon the occurrence and during the continuation of a Termination Event, Buyer may take any of the following actions: (i) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Originator; provided, however, that upon the occurrence of a Termination Event described in Section 5.1(e), or of an actual or deemed entry of an order for relief with respect to an Originator under the Bankruptcy Code or under any other applicable bankruptcy, insolvency, arrangement, moratorium or similar laws of any other jurisdiction (foreign or domestic), the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Originator and (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing by each Originator to Buyer. The aforementioned rights and remedies shall be without limitation and shall be in addition to all other rights and remedies of Buyer and its assigns otherwise available under any other provision of this Agreement or any other Transaction Document, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC in effect in any jurisdiction, all of which rights shall be cumulative.

ARTICLE VI

INDEMNIFICATION

SECTION 6.1 Indemnities by Originators. (a) Without limiting any other rights that Buyer (or its assigns) may have hereunder or under applicable law, each Originator hereby agrees to indemnify (and pay upon demand to) Buyer and its assigns, officers, directors, agents, employees and affiliates (each, an “Originator Indemnified Party”) from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Originator Indemnified Amounts”) arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Buyer of an interest in the Receivables, Contracts, or Related Security, excluding, however, in all of the foregoing instances:

(i) Originator Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Originator Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Originator Indemnified Party seeking indemnification;

(ii) Originator Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(iii) taxes imposed by the United States federal government or the jurisdiction in which such Originator Indemnified Party’s principal executive office is located, or, in the case of an assign that is a Purchaser, its applicable lending office is located, on or measured by the overall net or gross income of such Originator Indemnified Party;

Without limiting or being limited by the foregoing indemnification, each Originator shall pay on demand to each Originator Indemnified Party any and all amounts necessary to indemnify such Originator Indemnified Amounts relating to or resulting from any of the following (but excluding Originator Indemnified Amounts and taxes described in clauses (i), (ii) and (iii) above):

(i) any Pool Receivable which the Seller or the Servicer includes as an Eligible Receivable as part of the Net Receivables Balance but which is not an Eligible Receivable at such time;

(ii) any representation or warranty made by any Originator (or any officers of any Originator) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by or on behalf of any Originator pursuant hereto or thereto for which Buyer has not received a Purchase Price Credit in accordance with this Agreement that shall have been false or incorrect when made or deemed made;

(iii) the failure by any Originator, to comply with any Applicable Law with respect to any Receivable or Contract related thereto, or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv) the failure to vest in the Buyer a first priority perfected ownership interest in all or any portion of the Receivables, in each case free and clear of any Adverse Claim;

(v) the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable, whether at the time of any Investment or at any subsequent time;

(vi) any failure of any Originator to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(vii) any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(viii) the commingling of Collections of Pool Receivables at any time with other funds;

(ix) any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Investments or in respect of any Pool Receivable or any related Contract;

(x) any failure of any Originator to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xi) any setoff with respect to any Pool Receivable;

(xii) any claim brought by any Person other than an Originator Indemnified Party arising from any activity by any Originator or any Affiliate of any Originator in servicing, administering or collecting any Pool Receivable;

(xiii) the failure by any Originator to pay when due any taxes, including, without limitation, sales, excise or personal property taxes;

(xiv) any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Collection Account Bank of any Account Control Agreement or any amounts (including in respect of any indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;

(xv) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(xvi) any action taken by the Administrative Agent as attorney-in-fact for any Originator pursuant to this Agreement or any other Transaction Document;

(xvii) the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness; or

(xviii) the use of proceeds of any Investment.

Any indemnification or contribution under this Section shall survive the termination of this Agreement.

(b) Other Costs and Expenses. The Originators, jointly and severally, shall reimburse Buyer on demand for all reasonable costs and out-of-pocket expenses in connection with the preparation, negotiation, arrangement, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including, without limitation, rating agency fees and costs and reasonable Attorney Costs for the Buyer and the Administrative Agent. The Originators, jointly and severally, shall reimburse Buyer on demand for any and all costs and expenses of Buyer, if any, including reasonable and documented counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event. Anything herein to the contrary notwithstanding, in no event shall any Originator be required to reimburse Buyer for the costs of collecting on Receivables purchased under this Agreement.

SECTION 6.2 Taxes. (a) Except to the extent required by applicable law, any and all payments and deposits required to be made hereunder or under any instrument delivered hereunder by an Originator to or for the account of Buyer hereunder or under any other Transaction Document shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings. Subject to Section 6.2(d), if an Originator shall be required by law to make any such deduction, (i) such Originator shall make an additional payment to Buyer in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 6.2(a)), Buyer receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Originator shall make such deductions and (iii) such Originator shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) Unless not legally entitled to do so, if reasonably requested by the Originator, Buyer shall deliver such properly completed and duly executed forms or other documentation prescribed by applicable law or reasonably requested by the Originator as will permit payments to be made to Buyer without, or at a reduced rate of, deduction or withholding.

(c) If the Originator makes an additional payment under Section 6.2(a) and Buyer determines, in its sole discretion exercised in good faith, that: (i) a refund of any tax (“Tax Refund”) is attributable to such additional payment; and (ii) Buyer has received that Tax Refund, Buyer shall pay to the Originator an amount equal to the amount of the Tax Refund so received (but only to the extent of additional payments made under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of Buyer and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided that in no event shall Buyer be required to pay any amount pursuant to this clause that will leave it (after that payment) in a less favorable after-tax position than it would have been in had the additional amount not been required to be paid by the Originator.

(d) Notwithstanding anything to the contrary in this Section 6.2, no Originator shall be responsible for making additional payments under this Section 6.2 to Buyer on account of net income taxes, franchise taxes or gross receipts taxes of Buyer.

ARTICLE VII

JOINDER OF ADDITIONAL ORIGINATORS

SECTION 7.1 Addition of New Originators. From time to time upon not less than 14 days’ (or such shorter period of time as Buyer and its assigns may agree upon) prior written notice to Buyer and the Administrative Agent as its assignee, Buyer may agree that one or more of Newell’s existing or hereafter acquired wholly-owned U.S. domestic Subsidiaries become an Originator hereunder. No such addition shall become effective (a) without the written consent of Buyer and the Administrative Agent (which consent may be conditioned, in the Administrative Agent’s sole discretion, by a requirement that the Receivables Purchase Agreement be amended in a manner reasonably acceptable to the Administrative Agent in its sole discretion) and (b) unless all conditions precedent to such addition required by Section 7.2 below are satisfied prior to such date.

SECTION 7.2 Documentation. On or prior to the effectiveness of any New Originator’s becoming an Originator hereunder, such New Originator shall execute a Joinder Agreement in the form of Exhibit III hereto (a “Joinder Agreement”) and shall deliver each of the documents listed on Schedule A hereto which is required to be delivered by each Originator, together with such updated Exhibits hereto as may be necessary to ensure that after giving effect to the addition of such New Originator, each of the representations and warranties of such New Originator under Article II hereof will be true and correct.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 Waivers and Amendments. (a) No failure or delay on the part of Buyer (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by each Originator and Buyer and, to the extent required under the Receivables Purchase Agreement, the Servicer, the Administrative Agent and the Majority Group Agents.

SECTION 8.2 Notices. All communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission, electronic mail or similar writing) and shall be given to the other parties hereto at their respective addresses, e-mail addresses or telecopy numbers set forth on Schedule B hereto or at such other address, e-mail address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by telecopy or electronic mail, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 8.2.

SECTION 8.3 Protection of Ownership Interests of Buyer. (a) Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that Buyer (or its assigns) may reasonably request, to perfect, protect or more fully evidence the interest of Buyer hereunder and the interests of the Secured Parties, or to enable Buyer (or its assigns) to exercise and enforce their rights and remedies hereunder. Without limiting the foregoing, each Originator will, upon the request of Buyer (or its assigns), file such financing or continuation statements, or amendments thereto or assignments thereof, and execute and file such other instruments and documents, that may be necessary or desirable, or that Buyer (or its assigns) may reasonably request, to perfect, protect or evidence such interests. At any time after the occurrence and during the continuation of a Termination Event, Buyer (or its assigns) may, at the Originators’ cost and expense, direct any Originator to notify the Obligors of Receivables of the ownership interests of Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to Buyer or its designee.

(b) If any Originator fails to perform any of its obligations under this Section 8.3:

(i) Buyer (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligations, and Buyer’s (or such assigns’) costs and expenses incurred in connection therewith shall be payable by the Originators, jointly and severally, as provided in Section 6.1;

(ii) each Originator irrevocably authorizes Buyer (and its assigns) at any time and from time to time in the sole and absolute discretion of Buyer (or its assigns), and appoints Buyer (and its assigns) as its attorney(ies)-in-fact, to act on behalf of such Originator (A) to authorize and execute on behalf of such Originator as debtor and to file financing or continuation statements (and amendments thereto and assignments thereof) necessary or desirable in Buyer’s (or its assigns’) sole or absolute discretion to perfect and to maintain the perfection and priority of the interest of Buyer in the Receivables and the associated Related Security and Collections and (B) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as Buyer (or its assigns) in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer’s interests in such Receivables.

The appointment under the foregoing clause (ii) is coupled with an interest and is irrevocable. The authorization by each Originator set forth in the foregoing clause (ii) is intended to meet all requirements for authorization by a debtor under Article 9 of any applicable enactment of the UCC, including, without limitation, Section 9-509 thereof.

SECTION 8.4 Bankruptcy Petition. (a) Each of the Originators and Buyer each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any Conduit Purchaser, it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

(b) Each Originator covenants and agrees that, prior to the date that is one year and one day after the Final Payout Date, it will not institute against, or join any other Person in instituting against, Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

SECTION 8.5 GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF BUYER IN THE RECEIVABLES IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 8.6 Consent to Jurisdiction. (a) (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH ORIGINATOR CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 8.2. NOTHING IN THIS SECTION 8.6 SHALL AFFECT THE RIGHT OF THE BUYER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 8.7 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 8.8 Integration; Binding Effect; Survival of Terms. (a) This Agreement, the Subordinated Notes and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of each Originator, Buyer and their respective successors and permitted assigns (including any trustee in bankruptcy). No Originator may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of Buyer and the Administrative Agent. Buyer may assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of any Originator. Without limiting the foregoing, each Originator acknowledges that Buyer, pursuant to the Receivables Purchase Agreement, may assign to the Administrative Agent, for the benefit of the Purchasers, its rights, remedies, powers and privileges hereunder and that the Administrative Agent may further assign such rights, remedies, powers and privileges to the extent permitted in the Receivables Purchase Agreement. Each Originator agrees that the Administrative Agent, as the assignee of Buyer, shall, subject to the terms of the Receivables Purchase Agreement, have the right to enforce this Agreement and to exercise directly all of Buyer’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of Buyer to be given or withheld hereunder) and each Originator agrees to cooperate fully with the Administrative Agent in the exercise of such rights and remedies. Each Originator further agrees to give to the Administrative Agent copies of all notices it is required to give to Buyer hereunder. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Originator pursuant to Article II; (ii) the indemnification and payment provisions of Article VI; and (iii) Section 8.4 shall be continuing and shall survive any termination of this Agreement.

SECTION 8.9 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by electronic means shall be equally effective as delivery of an originally executed counterpart. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Transaction Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Purchaser, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Purchasers and any of the Transaction Parties, electronic images of this Agreement or any other Transaction Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Transaction Documents based solely on the lack of paper original copies of any Transaction Documents, including with respect to any signature pages thereto.

Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be in effective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

SECTION 8.10 Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of any Purchaser, the Administrative Agent or any Group Agent, no claim may be made by any Originator or any other Person against any Purchaser, the Administrative Agent or any Group Agent or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each Originator hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

JARDEN RECEIVABLES, LLC, as Buyer

By:	SUNBEAM PRODUCTS, INC.
Its:	manager and sole member

By:	/s/ Robert Westreich
	Name:	Robert Westreich
	Title:	Senior Vice President, Treasurer and Chief Tax Officer

MARMOT MOUNTAIN, LLC, as an Originator

By:	/s/ Robert Westreich
	Name:	Robert Westreich
	Title:	Senior Vice President, Treasurer and Chief Tax Officer

THE YANKEE CANDLE COMPANY, INC., as an Originator

By:	/s/ Robert Westreich
	Name:	Robert Westreich
	Title:	Senior Vice President, Treasurer and Chief Tax Officer

NEWELL BRANDS DISTRIBUTION LLC, as an Originator

By:	/s/ Robert Westreich
	Name:	Robert Westreich
	Title:	President, Treasurer and Chief Tax Officer

[Signature Page to Receivables Sale Agreement]

Exhibit I

DEFINITIONS

This is Exhibit I to the Agreement (as hereinafter defined). As used in the Agreement and the Exhibits and Schedules thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof). If a capitalized term is used in the Agreement, or any Exhibit or Schedule thereto, and is not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in the Receivables Purchase Agreement (hereinafter defined).

“Agreement” means this Receivables Sale Agreement, dated as of October 2, 2023, among the Originators and Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Cutoff Date” means, as to each Originator, the Business Day prior to the date on which it becomes a party to this Agreement.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Default Fee” means a per annum rate of interest equal to the sum of (i) the Prime Rate, plus (ii) 2% per annum.

“Discount Factor” means a percentage calculated to provide Buyer with a reasonable return on its investment in the Receivables after taking account of (i) the time value of money based upon the anticipated dates of collection of such Receivables and (ii) the risk of nonpayment by the Obligors. Each Originator and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided, that any change to the Discount Factor shall take effect as of the commencement of a Monthly Period, shall apply only prospectively and shall not affect the Purchase Price payment made prior to the Monthly Period during which such Originator and Buyer agree to make such change.

“Facility Termination Date” means the “Termination Date” as defined in the Receivables Purchase Agreement.

“Initial Cutoff Date” has the meaning set forth in Section 1.4 of this Agreement.

“Joinder Agreement” has the meaning set forth in Section 7.2 of this Agreement.

“Maximum Subordinated Loan Balance” means the maximum increase in the principal balance of each Subordinated Loan that could be made without rendering Buyer’s equity capitalization less than 10% of the Outstanding Balance of the Purchased Receivables multiplied by one minus the Discount Factor.

“New Originator” means any direct or indirect wholly-owned U.S. domestic Subsidiary of Newell that hereafter becomes an Originator under the Agreement by executing a Joinder Agreement and complying with the provisions of Article VII of this Agreement.

“Originator” has the meaning set forth in the preamble to this Agreement.

“Originator Indemnified Amounts” has the meaning set forth in Section 6.1 of this Agreement.

“Originator Indemnified Party” has the meaning set forth in Section 6.1 of this Agreement.

“Potential Termination Event” means an event which, with the passage of time or the giving of notice or both, would constitute a Termination Event.

“Purchase” means the purchase by Buyer from each Originator pursuant to Section 1.2 of this Agreement of Receivables and the Related Security and Collections related thereto, together with all related rights in connection therewith.

“Purchase Date” means the Closing Date and each subsequent Business Day on which Receivables are purchased under the Agreement.

“Purchase Price” means, with respect to each Purchase by Buyer from an Originator, the aggregate price to be paid by Buyer to such Originator for such Purchase in accordance with Section 1.4 of this Agreement for the Receivables and the associated Collections and Related Security being sold to Buyer, which price shall equal on any date (i) the product of (x) the Outstanding Balance of such Receivables being sold on such date, multiplied by (y) one minus the Discount Factor in effect on such date, minus (ii) any Purchase Price Credits to be credited in accordance with Section 1.4 of this Agreement against the Purchase Price otherwise payable.

“Purchase Price Credit” has the meaning set forth in Section 1.5 of this Agreement.

“Purchased Receivables” means all Receivables conveyed hereunder.

“Receivables Purchase Agreement” has the meaning set forth in the Preliminary Statements to the Agreement.

“Subordinated Borrowing Base Deficiency” means as of any time of determination, the excess, if any, of (i) the sum of the Aggregate Capital plus the outstanding balance of Subordinated Loans, over (ii) the Outstanding Balance of all Pool Receivables.

“Subordinated Loan” means each subordinated loan made by each Originator to Buyer under this Agreement.

“Subordinated Note” means each promissory note in favor of an Originator in substantially the form of Exhibit IV hereto as more fully described in Section 1.4, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Tax Refund” has the meaning set forth in Section 6.2(c) of this Agreement.

“Termination Agreement” means the Pay-Off Letter, dated the date hereof, among PNC Bank, National Association, Buyer, Newell and the other parties thereto.

“Termination Date” means the earliest to occur of (i) the Facility Termination Date, (ii) the Business Day immediately prior to the occurrence of a Termination Event set forth in Section 5.1(e), (iii) the Business Day specified in a written notice from Buyer to the Originators following the occurrence of any other Termination Event and (iv) with respect to any Originator, the date which is five (5) Business Days after Buyer’s receipt of written notice from such Originator that it wishes to terminate the facility evidenced by this Agreement, it being understood that the occurrence of a Termination Date in respect of any Originator under clause (iv) of this definition shall not affect the rights and obligations of Buyer or the other Originators hereunder.

“Termination Event” has the meaning set forth in Section 5.1 of this Agreement.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Exhibit II

JURISDICTIONS OF ORGANIZATION; CHIEF EXECUTIVE OFFICES; PRINCIPAL PLACES OF BUSINESS; LOCATIONS OF RECORDS; FEDERAL EMPLOYER IDENTIFICATION NUMBERS; STATE ORGANIZATIONAL IDENTIFICATION NUMBERS

1.	Marmot Mountain, LLC

	Type and Jurisdiction of Organization:	Delaware Limited Liability Company

	Chief Executive Office/Principal Place of Business:	6655 Peachtree Dunwoody Road Atlanta, Georgia 30328

	Location of Records:	6655 Peachtree Dunwoody Road Atlanta, Georgia 30328

	Federal Employer Identification No.:	73-1706851

	State Organizational Identification No.:	File Number: 3807888

2.	The Yankee Candle Company, Inc.

	Type and Jurisdiction of Organization:	Massachusetts Corporation

	Chief Executive Office/Principal Place of Business:	6655 Peachtree Dunwoody Road Atlanta, Georgia 30328

	Location of Records:	6655 Peachtree Dunwoody Road Atlanta, Georgia 30328

	Federal Employer Identification No.:	04-2591416

	State Organizational Identification No.:	File Number: 042591416

3.	Newell Brands Distribution LLC

	Type and Jurisdiction of Organization:	Delaware Limited Liability Company

	Chief Executive Office/Principal Place of Business:	6655 Peachtree Dunwoody Road Atlanta, Georgia 30328

	Location of Records:	6655 Peachtree Dunwoody Road Atlanta, Georgia 30328

	Federal Employer Identification No.:	5294889

	State Organizational Identification No.:	32-0403470

II-1

Exhibit III

FORM OF JOINDER AGREEMENT

[Date]

This Joinder Agreement is executed and delivered by _______________________, a _______________ (“New Originator”) in favor of Jarden Receivables, LLC (“Buyer”), with respect to that certain Receivables Sale Agreement, dated as of October 2, 2023 (as amended, supplemented, joined, restated or otherwise modified from time to time, the “Agreement”), by and among the Originators from time to time party thereto and Buyer. Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.

1. Pursuant to Section 7.1 of the Agreement, Buyer has requested that the New Originator agree to become an “Originator” under the Agreement.

2. The effective date (the “Effective Date”) of this Joinder Agreement shall be the later of (i) the date on which a fully executed copy of this Joinder Agreement is delivered to, and agreed to and acknowledged by, Royal Bank of Canada, in its capacity as Administrative Agent under the Receivables Purchase Agreement (the “Administrative Agent”) and each other agreement, document, lien search report, financing statement, opinion and certificate required to be delivered to be delivered by New Originator pursuant to Section 7.2 of the Agreement is delivered to the Administrative Agent and (ii) the date of this Joinder Agreement.

3. Each of the representations and warranties contained in Article II of the Agreement will be true and correct in all material respects as to New Originator (including without limitation that Annex 1 hereto correctly set forth all information required to be provided by such Originator on Exhibit II to the Agreement under Section 2.1(j) thereof) (except that the materiality standards shall not apply to any such representation or warranty that is expressly qualified by a materiality standard or contains any carve-out or exception based on a Material Adverse Effect by its express terms).

4. By executing and delivering this Joinder Agreement, the New Originator confirms to and agrees with Buyer that (i) it has received a copy of the Agreement and such other documents and information as it has deemed appropriate to make its own decision to enter into this Joinder Agreement, (ii) it will perform all of the obligations which by the terms of the Agreement and the Transaction Documents are required to be performed by it as an Originator and (iii) its address for notices shall be the office set forth beneath its name on the signature pages of this Joinder Agreement.

5. On the Effective Date of this Joinder Agreement, the New Originator shall join in and be a party to the Agreement and shall have the rights and obligations of an Originator under the Agreement.

6. This Joinder Agreement may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

III-1

7. This Joinder Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York but otherwise without regard to any other conflicts of law provisions thereof).

[Signature Page Follows]

III-2

In Witness Whereof, the parties hereto have caused this Joinder Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NEW ORIGINATOR]

By:
Name:
Title:

Address for notices:

[Address]

JARDEN RECEIVABLES, LLC, as Buyer

By:
Name:
Title:

Agreed and acknowledged this ____ day of ______________, 20__ by:

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

III-3

ANNEX 1 TO JOINDER AGREEMENT

PLACES OF BUSINESS; LOCATIONS OF RECORDS;

FEDERAL EMPLOYER IDENTIFICATION NUMBER(S); TYPE AND JURISDICTION OF INCORPORATION; ORGANIZATIONAL IDENTIFICATION NUMBER

[NEW ORIGINATOR]

Type and Jurisdiction of Organization

Chief Executive Office/Principal Place of Business

Location(s) of Records

Organizational Number

Federal Employer’s Identification Number

III-4

Exhibit IV

FORM OF SUBORDINATED NOTE

[Date]

1. Note. For value received, the undersigned, Jarden Receivables, LLC, a Delaware limited liability company (“SPV”), hereby unconditionally promises to pay to the order of [Name of Applicable Originator], a [________________] (“Originator”), in lawful money of the United States of America and in immediately available funds, on the date that falls one year and one day following the later of the Termination Date and the Final Payout Date (the “Final Maturity Date”), the aggregate unpaid principal sum outstanding of all “Subordinated Loans” made from time to time by Originator to SPV pursuant to and in accordance with the terms of that certain Receivables Sale Agreement, dated as of October 2, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”), among Originator, the other originators from time to time party thereto and SPV. Reference to Section 1.4 of the Sale Agreement is hereby made for a statement of the terms and conditions under which the loans evidenced hereby have been and will be made. All terms which are capitalized and used herein and which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Sale Agreement.

2. Interest. SPV further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to the Base Rate; provided, however, that if SPV shall default in the payment of any principal hereof, SPV promises to pay, on demand, interest at the rate of the Base Rate plus 2.00% per annum on any such unpaid amounts, from the date such payment is due to the date of actual payment. Interest shall be payable on the first Business Day of each month in arrears; provided, however, that SPV may elect on the date any interest payment is due hereunder to defer such payment and upon such election the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note.

3. Principal Payments. Originator is authorized and directed by SPV to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each loan made by it which is evidenced by this Subordinated Note and the amount of each payment of principal made by SPV, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of Originator to make any such entry or any error therein shall expand, limit or affect the obligations of SPV hereunder. The SPV shall not be obligated to make any principal payment on this Subordinated Note until the Final Maturity Date, provided, however, that the SPV may voluntarily prepay principal without premium or penalty at any time in its sole discretion.

4. Subordination. The indebtedness evidenced by this Subordinated Note is unsecured and is subordinated to the prior payment in full of all of SPV’s obligations under that certain Receivables Purchase Agreement, dated as of October 2, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), by and among SPV, as Seller, Newell Brands Inc., as Servicer, the Persons from time to time party thereto as Purchasers and as Group Agents and Royal Bank of Canada, as Administrative Agent, in the manner set forth hereinafter. The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Administrative Agent and the Secured Parties and/or any of their respective assignees (collectively, the “Senior Claimants”) under the Receivables Purchase Agreement. Until the date on which all Seller Obligations (the “Senior Claim”) have been indefeasibly paid and satisfied in full, Originator shall not demand, accelerate, sue for, take, receive or accept from SPV, directly or indirectly, in cash or other property or by set-off or any other manner (including, without limitation, from or by way of collateral) any payment or security of all or any of the indebtedness under this Subordinated Note or exercise any remedies or take any action or proceeding to enforce the same; provided, however, that (i) Originator hereby agrees that it will not institute against SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States unless and until the Final Maturity Date has occurred and (ii) nothing in this paragraph shall restrict Originator from requesting, or SPV from paying (which payment shall be in SPV’s sole discretion prior to the Final Maturity Date), any payments under this Subordinated Note so long as SPV is not required under the Receivables Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the funds used for such payments to any of the Senior Claimants and further provided that the making of such payment would not otherwise violate the terms and provisions of the Receivables Purchase Agreement. Should any payment, distribution or security or proceeds thereof be received by Originator in violation of the immediately preceding sentence, Originator agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Administrative Agent for the ratable benefit of the Senior Claimants.

5. Bankruptcy; Insolvency. Upon the occurrence of any Event of Bankruptcy involving SPV as debtor, then and in any such event the Senior Claimants shall receive payment in full of the Senior Claim before Originator is entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of SPV of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

6. Amendments. The terms of this Subordinated Note may not be amended or otherwise modified without the prior written consent of the Originator, SPV and Administrative Agent.

7. Governing Law. THIS SUBORDINATED NOTE, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF. Wherever possible each provision of this Subordinated Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Subordinated Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Subordinated Note.

8. Waivers. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. Originator additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

9. Assignment. This Subordinated Note may not be assigned, pledged or otherwise transferred to any party without the prior written consent of the Administrative Agent, and any such attempted transfer shall be void.

10. Non-Petition. The Originator covenants and agrees that, prior to the date that is one year and one day after the Final Payout Date, it will not institute against, or join any other Person in instituting against, Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

[Signature Page Follows]

IN WITNESS WHEREOF, the SPV has caused this Subordinated Note to be signed in its corporate name by its duly authorized office and to be dated as of the date first written above.

JARDEN RECEIVABLES, LLC

By:
Name:
Title:

Schedule

to

Subordinated Note

SUBORDINATED LOANS AND PAYMENTS OF PRINCIPAL

DATE	AMOUNT OF SUBORDINATED LOAN	AMOUNT OF PRINCIPAL PAID	UNPAID PRINCIPAL BALANCE	NOTATION MADE BY

Schedule to Subordinated Note - 1

Schedule A

DOCUMENTS TO BE DELIVERED TO BUYER

ON OR PRIOR TO BECOMING AN ORIGINATOR

1. Executed copies of the Joinder Agreement executed by Buyer and the Originator(s) becoming a party to the Receivables Sale Agreement.

2. Executed Performance Guaranty.

3. Copy of such Originator’s Credit and Collection Policy.

4. A certificate of such Originator’s authorized officer certifying:

(a) A copy of the resolutions of the Board of Directors or member(s) of such company, as applicable, authorizing its execution, delivery and performance of the Transaction Documents to which it is a party;

(b) A copy of the Organizational Documents of such company (also certified, to the extent that such documents are filed with any governmental authority, by the Secretary of State of such company’s state of organization on or within thirty (30) days prior to the Closing Date);

(c) A certificate of good standing for such company issued by the Secretary of State of its state of organization; and

(d) The names and signatures of the officers authorized on such company’s behalf to execute Transaction Documents to which it is a party.

5. Pre-filing state and federal tax lien, judgment lien and UCC lien searches against such Originator in such Originator’s state of organization and, if different, the jurisdiction where it maintains its chief executive office.

6. UCC financing statements in form suitable for filing in all jurisdictions as may be necessary or, in the opinion of Buyer (or the Administrative Agent as its pledgee), desirable, under the UCC of all appropriate jurisdictions or any comparable law in order to perfect the ownership interests contemplated by the Receivables Sale Agreement.

7. Time-stamped receipt copies of proper UCC termination statements, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by such Originator.

8. Executed Account Control Agreement for each Lock-Box and Collection Account. All Lock-Boxes to be transferred into Buyer’s name.

Schedule A-1

9. A favorable opinion of legal counsel for Newell and such Originator reasonably acceptable to Buyer (and the Administrative Agent), which shall include corporate, enforceability, perfection, true sale, and non-consolidation opinions.

10. Executed copies of (i) all consents from and authorizations by any Persons and (ii) all waivers and amendments to existing credit facilities, that are necessary in connection with the Receivables Sale Agreement.

Schedule A-2

Schedule B

Notice Addresses

Originators:

MARMOT MOUNTAIN, LLC

6655 Peachtree Dunwoody Road

Atlanta, GA 30328

Attention:  General Counsel and Senior Vice President, Treasurer

Telephone: 770-418-7000

THE YANKEE CANDLE COMPANY, INC.

6655 Peachtree Dunwoody Road

Atlanta, GA 30328

Attention:  General Counsel and Senior Vice President, Treasurer

Telephone: 770-418-7000

NEWELL BRANDS DISTRIBUTION LLC

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

Attention:  Chief Legal Counsel and Corporate Secretary

Telephone: (770) 418-7710

E-mail:   Bradford.Turner@Newellco.com; Robert.Westreich@Newellco.com

Buyer:

JARDEN RECEIVABLES, LLC

301 Merritt 7, 5th Floor

449 Main Avenue

Norwalk, CT 06851

Attention:  Vice President and Treasurer

Facsimile:  (770) 677-8646

Telephone:  (770) 418-7646

Schedule B-1